EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 25, 2006 accompanying the consolidated financial statements of Target Logistics, Inc. and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended June 30, 2006 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.

Los Angeles, California
September 7, 2006